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Exhibit 10.22

EMPLOYMENT AGREEMENT

    EMPLOYMENT AGREEMENT dated April 1, 2001 ("Agreement") between Phage Therapeutics, Inc., a Washington corporation ("PhageTx"), and John S. Sundsmo, PhD, a resident of Vista, CA ("Employee"), each a "Party' and collectively the "Parties."

WITNESSETH

    WHEREAS, PhageTx wishes to employ Employee in the position of Director of Intellectual Property; and

    WHEREAS, Employee wishes to enter into the employ of PhageTx to fulfill the responsibilities of the position of Director of Intellectual Property;

    NOW THEREFORE, in consideration of the foregoing and of the respective covenants, obligations and agreements of the Parties contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

1.  EMPLOYMENT

    PhageTx shall employ Employee, and Employee shall accept such employment, upon the terms and conditions set forth in this Agreement. Employee's employment with PhageTx shall be subject to PhageTx's general employment policies and practices. PhageTx reserves the right to modify such policies and practices from time to time.

2.  DUTIES

    Employee shall be employed as Director of Intellectual Property. During the term of this Agreement, Employee shall devote no less than 80% (no less than four full-time days per week) of his attention and efforts to the conduct of the business of PhageTx and the performance of his duties under this Agreement. Employee shall not engage in any directly or indirectly competitive business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided that Employee shall not be prevented from investing his personal assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the entities in which such investments are made.

3.  TERM

    Subject to the terms and conditions set forth in this Agreement, PhageTx shall employ Employee and Employee shall serve PhageTx in the position of Director of Intellectual Property for a period commencing April 1, 2001 ("Commencement Date") and continuing through the first anniversary of the Commencement Date (March 31, 2002), unless such employment is sooner terminated as provided herein. During this one (1) year period, Employee's compensation and other benefits may be adjusted annually, or more often, without the necessity of an amendment of this Agreement. The Employee's term of employment shall be extended for additional one (1) year periods and on such terms and at such levels of compensation as shall be mutually agreed to in writing by PhageTx and Employee, unless otherwise terminated under this Agreement.

4.  COMPENSATION

    For all services rendered by Employee under this Agreement, PhageTx agrees to pay Employee and Employee agrees to accept the following:

  4.1
  Salary. An annual salary of $120,000 ("Salary"), which shall be payable at the times and in the manner set by PhageTx's standard payroll policy. Such Salary shall be reviewed one (1) month prior to the anniversary of the Commencement Date each year, and any increase in the amount under this Agreement for the twelve (12) month period following the anniversary of the Commencement Date shall be determined at such time by the Board of Directors of PhageTx or by a compensation committee formed by the Board of Directors.

  4.2
  Bonuses. Employee shall be entitled additionally to any bonuses, such as cash and/or stock bonuses, as may be determined from time to time by the Board of Directors of PhageTx or their designated representative(s). Cash and/or stock bonuses, if any, shall be paid subject to the achievement by Employee of specific performance milestones previously agreed to by both PhageTx and Employee.

5.  CONTINUING EDUCATION

    In the event that performance of Employee's duties while employed by PhageTx shall require certification, licensure or continuing education to maintain such certification or licensure, then PhageTx shall, upon notice by Employee, allow time during business hours for the required activity, and shall reimburse Employee for reasonable expenses associated therewith, including the specific license fees, plus any associated registration, travel, lodging and per diem costs.

6.  WORKING FACILITIES

    Employee shall be furnished with such facilities, services, and supplies as are suitable and adequate for the performance of his duties under this Agreement.

7.  EXPENSES

    Employee shall be reimbursed by PhageTx for his reasonable expenses incurred in connection with his employment and which are related to and in furtherance of PhageTx's business, in accordance with the general policy of PhageTx regarding reimbursement of expenses.

8.  BENEFITS

    Employee shall be entitled to all rights and benefits for which Employee is eligible under any employee-benefits plan, including pension, stock or stock option, profit sharing, health (including medical and dental), and life and disability insurance plan, which PhageTx provides for its employees generally. PhageTx reserves the right to change the benefits offered to employees at any time.

9.  TERMINATION

    Employee's employment with PhageTx shall be terminated upon the occurrence of any of the following events:

  9.1
  Death. In the event of death of Employee during the term of this Agreement, and in lieu of any other benefits which may be payable to Employee by PhageTx with respect to death of Employee, the Salary payable hereunder shall continue to be paid at the then current rate for three (3) months after such termination of employment, and the sums payable hereunder shall be paid to his personal representative;

  9.2
  Disability. In the event of disability of Employee that prevents him from performing the material and substantial duties of his position for a period of two (2) months, PhageTx shall give Employee not less than 30 days' written notice of termination of employment. Employee shall continue to render services to PhageTx (unless disabled) and shall be paid his full salary as in effect at such time up to the date of termination. Nothing in this Agreement, however, shall limit or diminish PhageTx's obligations toward Employee with respect to the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, or any similar state laws.

  9.3
  Mutual Agreement  of termination in writing between PhageTx and Employee;

  9.4
  Written Notice  by either Party to the other terminating employment of Employee as follows:

  a.
  Notice of resignation by Employee to PhageTx, at least 30 days in advance;

  b.
  Notice of termination of employment by PhageTx to Employee with "Cause." For purposes of this Agreement, PhageTx shall have Cause to terminate Employee's employment under this Agreement upon Employee's:

  (i)
  willful breach of Employee's material obligations under this Agreement, which breach shall not have been remedied by Employee within ten (10) days after PhageTx shall have given written notice to Employee of such breach, or which such breach shall have been repeated after lapse of such ten-day notice period;

  (ii)
  commission of an act which the Board of Directors of PhageTx shall reasonably have found to have involved willful misconduct or gross negligence on the part of Employee in the conduct of his duties under this Agreement which materially injures PhageTx or any of its subsidiaries or affiliates;

  (iii)
  conviction of (or pleading nolo contendere to) any felony or any misdemeanor involving moral turpitude which might, in the reasonable judgment of the Board of Directors of PhageTx, cause embarrassment to PhageTx or any of its subsidiaries or affiliates;

  (iv)
  commission of a material act of personal dishonesty or breach of fiduciary responsibility involving personal profit in connection with Employee's employment by PhageTx; or

  (v)
  habitual absenteeism, chronic alcoholism, drug abuse or other form of addiction which, in the reasonable judgment of the Board of Directors, impairs Employee's ability to perform his duties or injures PhageTx.

    c.
    Notice of termination of employment by PhageTx to Employee without cause or for "Good Reason." For purposes of this Agreement, PhageTx will have terminated Employee's employment with PhageTx under the Agreement without cause or for Good Reason upon PhageTx's:

    (i)
    financial inability to meet its financial obligations;

    (ii)
    desire to terminate Employee's employment for reasons other than for Cause as defined above in Section 9.4.b;

    (iii)
    contemplation, consideration or execution of a financial or business agreement or transaction that obligates PhageTx to reduce costs or staff or Employee's employment;

    (iv)
    termination of Employee's employment within 120 days of the date of a Change of Control of PhageTx; or

      Note: In the event of termination of Employee's employment under this Agreement by Employer without cause or for Good Reason as per this Section 9.4 c, Employer shall pay within ten (10) days of such termination a severance payment equal to the compensation that would have been paid to Employee for an additional three (3) month period, at the same rate of pay per month as if Employee's employment would not have been terminated. Employee's fringe benefits and other benefits that were provided to Employee under Section 8 of this Agreement will be continued to the benefit of Employee during the three month period of compensation after termination without cause or for Good Reason. Notwithstanding any termination of this Agreement pursuant to this Section 9, Employee shall remain bound by the provisions of Sections 10 and 11 below.

10.  INVENTIONS

    An "Invention" (or "Inventions") that relates directly to the business or science of PhageTx, and that are made or conceived entirely or partially by Employee while employed by PhageTx, shall be the exclusive property of PhageTx. For the purposes of this Agreement, the terms Invention or Inventions include(s), without limitation, all creations, whether or not patentable or copyrightable, and all ideas, reports or other creative works including, without limitation, genetic engineering tools and methods, gene expression systems, and diagnostics and therapeutic products derived therefrom, which relate to the existing or proposed business, research or development efforts of PhageTx. All of Employee's Inventions, whether or not copyrightable or patentable, will be works for hire. Employee will promptly disclose each Invention to PhageTx in writing and cooperate with PhageTx to patent or copyright any and all Inventions by executing all documents tendered by PhageTx for the purpose of patenting or copyrighting Employee's said Inventions. This provision shall be construed in conformity with Chapter 49.44 of the Revised Code of Washington. This provision does not apply to an Invention for which no equipment, supplies, facilities or trade secret information of PhageTx was used and which was developed entirely on Employee's own time, unless the Invention relates directly to the business of PhageTx or to PhageTx's actual or demonstrably anticipated research or development or if the Invention results from any work performed by Employee for PhageTx.

11.  NON-DISCLOSURE OF CONFIDENTIAL INFORMATION and RESTRICTIVE covenants

  11.1
  Confidential Information. During the course of his employment, Employee will acquire knowledge of trade secrets and other proprietary information of PhageTx ("Confidential Information") and may contribute to Confidential Information through inventions, discoveries, improvements or some other manner. Confidential Information includes, but is not limited to, nonpublic information relating to PhageTx's business, operations, customers or technology, including customer lists, contractors, consultants, advisors, vendors, pricing or financial information concerning PhageTx and its vendors and customers, trade secrets, data, documentation, concepts, techniques, processes, know-how, marketing information, designs, customer information, cost data, price lists, and pricing policies. Confidential Information does not include information that is already public knowledge or which can be obtained by reference to public sources. Employee recognizes that all Confidential Information is the property of PhageTx and agrees that, except as required by the duties of Employee's employment with PhageTx, Employee shall never, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information obtained during Employee's employment with PhageTx without the prior written consent of PhageTx. Employee acknowledges and agrees that the terms of this Section shall survive the termination of his employment with PhageTx.

  11.2
  Non-Competition. Employee further acknowledges that his position with PhageTx will give him a close knowledge of its policies, business and trade secrets, and that Employee's continued and exclusive service to PhageTx under this Agreement is of a high degree of importance and confidentiality. Employee agrees that for a period of one year after the termination of Employee's employment with PhageTx, Employee will not, directly or indirectly, be employed by, engage in, consult with, or own an equity interest in any entity or activities competitive with the business engaged in by PhageTx during Employee's employment under this Agreement, without the written consent of PhageTx.

  11.3
  Solicitation. During the term of his employment with PhageTx and for the period of one year thereafter, Employee shall not seek to persuade, directly or indirectly, any employee of PhageTx to discontinue that individual's employment with PhageTx, or seek to persuade any such employee to become employed in any activity similar to or competitive with the activities of PhageTx or directly or indirectly solicit from any person or entity who was a customer of PhageTx and with whom Employee had business dealings on behalf of PhageTx during the one-year period prior to the termination of Employee's employment any business which is competitive with the business activities of PhageTx or cause or authorize such solicitation for or on behalf of Employee or any third party.

  11.4
  Unfair Competition. Employee agrees that the provisions of Sections 10 and 11 of this Agreement are reasonably necessary to protect the rights of PhageTx and to prevent unfair competition. The provisions of Sections 10 and 11 shall apply if Employee's employment is terminated at the end of the term of this Agreement or otherwise. The period of the covenants contained in Sections 10 and 11 shall be extended by any period of time during which Employee is in violation of said covenants, if any.

  11.5
  Severability. The parties agree that the covenants set forth in Sections 10 and 11 of this Agreement, including, without limitation, the scope, duration, and geographic extent of such restrictions, are fair and reasonably necessary for the protection of PhageTx's legitimate business interests. In the event a court or arbitrator should decline to enforce any of such provisions, they shall be deemed to be modified to restrict Employee to the maximum extent which the court or arbitrator shall find enforceable.

  11.6
  Records. Upon termination of this Agreement, all documents, records, files, notebooks and similar repositories containing the information described in Sections 10 and 11 of this Agreement, including all copies, then in Employee's possession, whether prepared by Employee or others, shall be immediately returned to PhageTx by Employee.

12.  INJUNCTIVE RELIEF

    Employee acknowledges that breach or threatened breach of the nondisclosure, non-competition or other agreements contained in this Agreement would give rise to irreparable injury to PhageTx, which injury would be inadequately compensable in money damages. PhageTx may, therefore, seek and obtain a restraining order or injunction prohibiting the breach or threatened breach of any provision, requirement or covenant of this Agreement, in addition to and not in limitation of any other legal remedies that may be available.

13.  MISCELLANEOUS

  13.1
  Entire Agreement. This Agreement contains the entire agreement between PhageTx and Employee relating to the subject matter of this Agreement. No modification of this Agreement shall be valid unless made in writing and signed by both parties.

  13.2
  Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered personally or sent by registered or certified mail, receipt return requested, to Employee at his residence or to PhageTx at its principal office.

  13.3
  Waiver. No waiver by PhageTx or Employee of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained in this Agreement.

  13.4
  Assignment and Successors. The rights and obligations of Employee under this Agreement are personal and may not be assigned to any other person. This Agreement will bind and benefit any successor of PhageTx, whether by merger, sale of assets, reorganization or other form of acquisition, disposition or business reorganization. In the event of Employee's death, any benefits due or to become due under this Agreement shall become a part of Employee's estate and shall be distributed to his personal representative.

  13.5
  Attorneys' Fees. In the event of any dispute relating to interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs, whether or not a lawsuit, arbitration or other legal action is commenced.

  13.6
  Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

This Agreement is effective as of the date first above written.

Phage Therapeutics, Inc. (PhageTx):

By:	Richard C. Honour

Its:	President & CEO

/s/ RICHARD C. HONOUR Signature

04-03-01 Date

Employee (Employee):

By:	John S. Sundsmo, PhD

/s/ JOHN S. SUNDSMO, PHD Signature

4/2/01 Date

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  Exhibit 10.22
EMPLOYMENT AGREEMENT